Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:  November 26, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Receives Preliminary Approval
to Participate in U.S. Treasury Capital Purchase Program

Michigan City, Indiana (NASDAQ-GM: HBNC) – Horizon Bancorp today announced that it has received preliminary approval from the U.S. Department of the Treasury for the investment of $25 million in Horizon as part of the Treasury’s recently announced Capital Purchase Program. The preliminary approval is subject to standard conditions and the execution of definitive agreements.

Craig M. Dwight, President and CEO of Horizon, commented, “We are pleased to have received preliminary approval from the U.S. Treasury for participation in this program. The additional capital will improve Horizon’s already strong regulatory capital ratios and provide funding to meet the needs of customers and communities.”

Under the program, the Treasury will acquire 25,000 Series A shares of Horizon’s Fixed Rate Cumulative Perpetual Preferred Stock that will pay a 5% dividend for each of the first five years of the investment (which will total $1,250,000 a year) and 9% per year thereafter (which will total $2,250,000 a year) unless Horizon redeems the shares. The preferred shares will qualify as Tier I capital and are callable by Horizon after three years. As part of its investment, the Treasury will also receive a warrant to purchase approximately 231,817 shares of common stock of Horizon, with an exercise price of approximately $16.18 per share. The warrant is expected to give the Treasury the opportunity to benefit from an increase in the common stock price of the company. The transaction is anticipated to close on or before December 22, 2008.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H.Foglesong
Chief Financial Officer
(219) 873-2608
Fax: (219) 874-9280

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